                                  SCHEDULE 14A
                                 (RULE 14a-101)
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )


    Filed by the registrant [X]
    Filed by a party other than the registrant [ ]
    Check the appropriate box:
    [ ] Preliminary Proxy Statement
    [ ] Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
    [X] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                            Protein Design Labs, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                            Protein Design Labs, Inc.
                   ------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
    [X]  No filing fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------
    (2) Aggregate number of securities to which transactions applies:


--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------
    (5) Total fee paid:


--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:


--------------------------------------------------------------------------------
(2) Form, schedule or Registration Statement No.:


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(3) Filing Party:


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(4) Date Filed:


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
                            PROTEIN DESIGN LABS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 August 21, 1997



 Dear Stockholder:

    On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of stockholders of Protein Design Labs, Inc., a Delaware corporation (the "Company"), to be held on August 21, 1997 at 8:00 a.m. at the manufacturing facility of the Company, located at 3955 Annapolis Lane, Plymouth, Minnesota 55447, for the following purposes:

    1. To elect two Class II directors to hold office for a three-year term and until their respective successors are elected and qualified.

    2. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997.

    3. To transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on June 30, 1997 are entitled to notice of, and to vote at, this meeting and any continuation or adjournments thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of the Company.


                                              By Order of the Board of Directors


                                              Douglas O. Ebersole
                                              Secretary

 Mountain View, California
 June 30, 1997

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                                TABLE OF CONTENTS

                                                                            Page

 VOTING RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

 NOMINATION AND ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . .   2
    Meetings of the Board of Directors  . . . . . . . . . . . . . . . . . .   4

 APPOINTMENT OF INDEPENDENT AUDITORS  . . . . . . . . . . . . . . . . . . .   4

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . . . . .   5

 EXECUTIVE COMPENSATION AND OTHER MATTERS . . . . . . . . . . . . . . . . .   7
    Executive Officers  . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    Compensation of Executive Officers. . . . . . . . . . . . . . . . . . .   8
    Stock Options Granted in Fiscal 1996. . . . . . . . . . . . . . . . . .   9
    Option Exercises and Fiscal 1996 Year-End Values. . . . . . . . . . . .  10
    Compensation of Directors . . . . . . . . . . . . . . . . . . . . . . .  11
    Change of Control Arrangements, Termination of Employment Arrangements.  11
    Compensation Committee Interlocks and Insider Participation . . . . . .  11

 REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION . . . . . .  12
    Compensation Policies . . . . . . . . . . . . . . . . . . . . . . . . .  12
    Compensation Components . . . . . . . . . . . . . . . . . . . . . . . .  12
    Chief Executive Officer's Compensation. . . . . . . . . . . . . . . . .  13

 COMPARISON OF STOCKHOLDER RETURNS. . . . . . . . . . . . . . . . . . . . .  14

 SECTION 16(a) REPORTING. . . . . . . . . . . . . . . . . . . . . . . . . .  15

 STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING . . . . . . .  15

 TRANSACTION OF OTHER BUSINESS  . . . . . . . . . . . . . . . . . . . . . .  15

                                 PROXY STATEMENT

                       1997 ANNUAL MEETING OF STOCKHOLDERS

                            PROTEIN DESIGN LABS, INC.
                               3955 ANNAPOLIS LANE
                            PLYMOUTH, MINNESOTA 55447
                                 (612) 551-1778


    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of PROTEIN DESIGN LABS, INC., a Delaware corporation (the "Company"), of Proxies for use at the annual meeting of stockholders to be held on August 21, 1997, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying Proxy are first being sent to stockholders on approximately July 7, 1997. The cost of the solicitation of Proxies will be borne by the Company. The Board may use the services of the Company's directors, officers and others to solicit Proxies, personally or by telephone. The Board may also arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for the reasonable out-of-pocket expenses incurred in so doing. The Annual Report to Stockholders for the fiscal year ended December 31, 1996, including financial statements, is being mailed to stockholders concurrently with the mailing of this Proxy Statement.

                                  VOTING RIGHTS

    The voting securities of the Company entitled to vote at the annual meeting consist of shares of Common Stock. Only stockholders of record at the close of business on June 30, 1997 are entitled to notice of and to vote at the annual meeting. On that date, there were 18,134,038 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. If an executed Proxy is submitted without any instruction for the voting of such Proxy, the Proxy will be voted in favor of the proposals described.

    All shares represented by valid Proxies received prior to the annual meeting will be voted and, where a stockholder specifies by means of the Proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. A stockholder who signs and returns a Proxy will have the power to revoke it at any time before it is voted. A Proxy may be revoked by filing with the Secretary of the Company a written revocation or duly executed Proxy bearing a later date, or by appearing at the annual meeting and electing to vote in person.

                                  PROPOSAL ONE

                      NOMINATION AND ELECTION OF DIRECTORS

    The Company has a classified Board of Directors (the "Board") consisting of two Class I, two Class II and three Class III directors who will serve until the annual meetings of stockholders to be held in 1999, 1997 and 1998, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire as of that annual meeting.

    The terms of the current Class II directors will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to serve as Class II directors of the Board at the meeting. Management's nominees for election by the stockholders to those two positions are Stanley Falkow, Ph.D., and Cary L. Queen, Ph.D., the current Class II members of the Board. If elected, the nominees will serve as directors until the Company's annual meeting of stockholders in 2000 and until their successors are duly elected and qualified. If any nominee(s) declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the Proxies may be voted for such substitute nominees as the Board may recommend in place of such nominee(s).

    If a quorum is present and voting, the two nominees for Class II directors receiving the highest number of votes will be elected as Class II directors. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes", will be counted as present in determining if a quorum is present.

    Certain information concerning the current directors, including the Class II nominees to be elected at this meeting, is set forth below.

                            Positions with the                          Director
 Nominee/Director           Company                         Age         Since
 ----------------           ------------------              ---         --------
 Class II directors nominated for election at the 1997 Annual Meeting of
 Stockholders

 Stanley Falkow, Ph.D.      Distinguished Investigator       63           1991
                            (consultant), Director

 Cary L. Queen, Ph.D.       Senior Vice President,           47           1987
                            Vice President, Research,
                            Director

 Class III directors whose terms expire at the 1998 Annual Meeting of Stockholders

 Jurgen Drews, M.D.         Director                         63           1997

 Laurence Jay Korn, Ph.D.   Chief Executive Officer,         47           1986
                            Chairperson of the Board

 Max Link, Ph.D.            Director                         56           1993

 Class I directors whose terms expire at the 1999 Annual Meeting of Stockholders

 George M. Gould, Esq.      Director                         60           1989

 Jon S. Saxe, Esq.          President, Director              60           1989

    Jurgen Drews, M.D., has been a director of the Company since February 1997. Dr. Drews has been President, Global Research for Hoffmann-La Roche Inc. ("Roche") since January 1996, and also serves as a member of the Executive Committee of the Roche Group. From January 1991 to December 1995, Dr. Drews served as President, International Research and Development and as a Member of the Executive Committee for Roche. Prior to that time Dr. Drews served as Chairman of the Research Board and Member of the Executive Committtee for Roche from April 1986 to December 1990. Dr. Drews served as Head of International Pharmaceutical Research and Development for Sandoz Ltd. (now known as Novartis Ltd.) from January 1982 to July 1985. Dr. Drews is also a director of Genentech, Inc.

    Stanley Falkow, Ph.D., has been a director of the Company since December 1991, a consultant to the Company since 1987 and a Distinguished Investigator for the Company since 1991. Dr. Falkow has served as a Professor of Microbiology, Immunology and Medicine at the Stanford University School of Medicine since 1981. Dr. Falkow is a recipient of the Paul Erlich Prize from the German Federal Republic and the Squibb Award of the Infectious Diseases Society of America and is a member of the U.S. National Academy of Sciences and the American Academy of Arts and Sciences. Dr. Falkow is also a director of GalaGen Inc.

    George M. Gould, Esq., has been a director of the Company since October 1989. Mr. Gould is of counsel to the law firm Crummy, Del Deo, Dolan, Griffinger & Vecchione. From May 1996 to December 1996, Mr. Gould was a Senior Vice President of PharmaGenics, Inc., a biotechnology company. Prior to that time Mr. Gould served as Vice President of Licensing & Corporate Development and Chief Patent Counsel for Roche from October 1989 to May 1996.

    Laurence Jay Korn, Ph.D., has served as a director and Chairperson of the Board since July 1986 and Chief Executive Officer since January 1987. Previously, Dr. Korn headed a research laboratory and served on the faculty of the Department of Genetics at the Stanford University School of Medicine from March 1981 to December 1986. Dr. Korn received his Ph.D. from Stanford University and was a Helen Hay Whitney Postdoctoral Fellow at the Carnegie Institution of Washington and a Staff Scientist at the MRC Laboratory of Molecular Biology in Cambridge, England, before becoming an Assistant Professor at Stanford.

    Max Link, Ph.D., has been a director of the Company since June 1993. Dr. Link served as the Chief Executive Officer of Boehringer Mannheim -- Therapeutics from October 1993 to May 1994 and as the Chief Executive Officer of Corange Ltd. from May 1993 to May 1994. Dr. Link served as the Chairman of Sandoz Pharma Ltd. (now known as Novartis Pharma Ltd.) from April 1992 to April 1993. Dr. Link served in various management positions at Sandoz Ltd. and Sandoz Pharmaceuticals Corporation (now known as Novartis Ltd. and Novartis Pharmaceuticals Corporation, respectively) from October 1971 to April 1992. Dr. Link is also a director of Access Pharmaceuticals, Inc., Alexion Pharmaceutical Inc., CytRx Corp., Human Genome Sciences, Inc. and Procept, Inc.

    Cary L. Queen, Ph.D., has served as a director since January 1987, as Vice President, Research, since April 1989 and as Senior Vice President since June 1993. Previously, Dr. Queen held positions at the National Institutes of Health from 1983 to 1986, where he studied the regulation of genes involved in the synthesis of antibodies. Dr. Queen received his Ph.D. in Mathematics from the University of California at Berkeley and subsequently served as an Assistant Professor of Mathematics at Cornell University.

    Jon S. Saxe, Esq., has been a director of the Company since March 1989 and has served as President of the Company since January 1995. Mr. Saxe was a consultant to the Company from June 1993 to December 1994. He has served as President of Saxe Associates, a biotechnology consulting firm, since May 1993. Mr. Saxe served as the President, Chief Executive Officer and a director of Synergen, Inc., a biopharmaceutical company, from October 1989 to April 1993. Mr. Saxe served as Vice President, Licensing & Corporate Development for Roche from August 1984 through September 1989, and Head Patent Law from September 1978 through September 1989. Mr. Saxe is also a director of InSite Vision Incorporated, Incyte Pharmaceuticals Inc. and ID Biomedical Corporation. Mr. Saxe received his J.D. from George Washington University School of Law and his LL.M. from New York University School of Law.

 MEETINGS OF THE BOARD OF DIRECTORS

    During fiscal 1996, the Board held seven meetings. During that period, the Audit Committee of the Board held four meetings and the Compensation Committee of the Board held five meetings. The Company does not have a Nominating Committee of the Board. The attendance among the directors at all meetings of the Board and committees was 100% in the Company's 1996 fiscal year.

    The members of the Audit Committee during the Company's 1996 fiscal year were George M. Gould and Stanley Falkow. The functions of the Audit Committee include (i) recommending the independent auditors to the Board, (ii) reviewing and approving the planned scope of the annual audit, proposed fee arrangements and the results of the annual audit, (iii) reviewing the accounting and reporting principles applied by the Company in preparing its financial statements, (iv) reviewing the internal financial, operating and accounting controls and finance and accounting personnel of the Company with the independent auditors, (v) overseeing compliance with the Foreign Corrupt Practices Act, (vi) reviewing the Company's financial press releases with the auditors and management, and (vii) reviewing and approving (or rejecting) any transaction that may present potential for conflict of interest, such as with the Company's officers, directors or significant stockholders.

    The members of the Compensation Committee during fiscal 1996 were George M. Gould and Max Link. The functions of the Compensation Committee include (i) designing and implementating competitive compensation policies to attract and retain key personnel, (ii) reviewing and formulating policy and making recommendations to the Board regarding compensation of the Company's executive officers with respect to salaries, bonuses, and other compensation, (iii) administering the Company's 1991 Stock Option Plan, as amended (the "Option Plan") and 1986 Stock Purchase Plan, as amended (the "Stock Purchase Plan") and recommending grants of stock options and shares of stock to the Company's executive officers and directors under the Option Plan and Stock Purchase Plan and (iv) establishing and reviewing Company policies in the area of management perquisites.

                                  PROPOSAL TWO

                       APPOINTMENT OF INDEPENDENT AUDITORS

    The Board has selected Ernst & Young LLP to serve as independent auditors to audit the financial statements of the Company for fiscal 1997. Ernst & Young LLP (or its predecessors) has acted in such capacity since its appointment for fiscal 1986. Representatives of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL. In the event that ratification by the stockholders of the appointment of Ernst & Young LLP as the Company's independent auditors is not obtained, the Board will reconsider such appointment.

    The affirmative vote of a majority of the votes cast at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required to ratify the appointment of Ernst & Young LLP as the Company's independent auditors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1997 by (i) each person who is known by the Company, based on the records of the Company's transfer agent and relevant documents filed with the U.S. Securities and Exchange Commission ("SEC"), to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each member of the Company's Board of Directors, (iii) the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of December 31, 1996 as well as a former executive officer who is required to be identified herein ("Named Executive Officers"), and (iv) all members of the Board of Directors and executive officers of the Company as a group who served in that capacity as of March 31, 1997. Except as set forth below, the address of each named individual is the address of the Company.

Name of Beneficial Owner or Group and Nature    Amount of Beneficial   Percent of Common
of Beneficial Ownership(1)                            Ownership        Stock Outstanding
-------------------------------------------------------------------------------------------
LGT Asset Management, Inc.(2)                        1,989,500               10.98%
Chancellor LGT Asset Management, Inc.
Chancellor LGT Trust Company
50 California St., 27th Floor
San Francisco, CA  94111

Corange International Limited                        1,682,877                9.29
22 Church Street
P.O. Box HM2026
Hamilton HM HX
Bermuda

Hoffmann-La Roche Inc.                               1,321,418                7.29
340 Kingsland Street
Nutley, NJ  07110

FMR Corp.(2)                                           860,300                4.75
82 Devonshire Street
Boston, MA  02109

Jurgen Drews, M.D.(3)                                1,322,918                7.30

Cary L. Queen, Ph.D.(4)                                886,750                4.85

Laurence Jay Korn, Ph.D.(5)                            860,199                4.70

Jon S. Saxe(6)                                         129,188                 *

Stanley Falkow, Ph.D.(7)                                71,785                 *

Douglas O. Ebersole(8)                                  68,444                 *

Mark D. Young, Ph.D.(9)                                 40,603                 *

George M. Gould(10)                                     23,917                 *

Max Link, Ph.D.(11)                                     19,584                 *


Paul I. Nadler, M.D.(12)                                   250                 *

All directors and executive officers as a            3,458,222               19.09%
group (11 persons) (4,5,6,7,8,9,10,11,13)

---------------
 *  Less than 1%

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

(2) Based solely on information provided in Schedule 13G as filed with the SEC at www.sec.gov.

(3) Includes 1,321,418 shares held by Hoffmann-La Roche Inc. with respect to which Dr. Drews disclaims beneficial ownership. Also includes 1,500 shares issuable upon the exercise of options which are currently, or which will become, exercisble within 60 days after March 31, 1997.

(4) Includes 150,000 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after March 31, 1997. Also includes 1,600 shares held in trusts for the benefit of certain of Dr. Queen's relatives with respect to which Dr. Queen disclaims beneficial ownership.

(5) Includes 187,500 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after March 31, 1997. Also includes 12,067 shares held as separate property by Dr. Korn's spouse with respect to which Dr. Korn disclaims beneficial ownership.

(6) Includes 112,500 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after March 31, 1997.

(7) Includes 27,085 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after March 31, 1997.

(8) Includes 67,083 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after March 31, 1997.

(9) Includes 39,375 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after March 31, 1997.

(10) Includes 1,000 shares held for the benefit of Mr. Gould's daughter, with respect to which Mr. Gould disclaims beneficial ownership. Also includes 22,917 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after March 31, 1997.

(11) Includes 1,668 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after March 31, 1997.

(12) Dr. Nadler resigned as an officer and employee of the Company effective as of November 1, 1996.

(13) Includes all directors and officers who served in that capacity as of March 31, 1997 and includes 644,003 shares issuable upon the exercise of options beneficially owned by directors and officers which are currently, or which will become, exercisable within 60 days after March 31, 1997.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

 EXECUTIVE OFFICERS

    Certain information with respect to the Company's executive officers is set forth below. See "NOMINATION AND ELECTION OF DIRECTORS" for information regarding Drs. Korn and Queen and Mr. Saxe, three of the Company's executive officers.

    Christine Booker, age 56, has served as the Company's Vice President, Quality and Compliance since February 1996. Prior to joining the Company, from February 1995 through January 1996, Ms. Booker served as a consultant to the Company. From August 1994 to July 1996, Ms. Booker served as the principal consultant for Booker Associates. From March 1992 to October 1994, Ms. Booker served as Director, Quality Assurance for Synergen, Inc. From October 1980 to February 1992, Ms. Booker served in various positions at Genentech, Inc., including Associate Director, Technical Operations. Ms. Booker received her B.S. in Chemistry from DePaul University.

    Douglas O. Ebersole, age 41, has served as the Company's Vice President, Licensing, General Counsel and Secretary since July 1992 and in April 1996 was appointed to the additional position of Vice President, Corporate Services. Prior to joining the Company, he served first as Associate General Counsel and later as General Counsel at NeXT Computer, Inc. Prior to joining NeXT in 1989, he was a partner in the corporate department of the law firm Ware & Freidenrich (now known as Gray Cary Ware & Freidenrich). Mr. Ebersole received his J.D. from Stanford Law School.

    Fred Kurland, age 47, has served as the Company's Vice President and Chief Financial Officer since February 1996. Prior to joining the Company, from May 1995 to January 1996, Mr. Kurland served as the Vice President, Chief Financial Officer and Secretary of Applied Immune Sciences, Inc., a biotechnology company. From February 1991 to April 1995, Mr. Kurland served as Vice President and Controller of Syntex Corporation, a pharmaceutical company ("Syntex"). From 1981 to February 1991, Mr. Kurland served in various senior financial positions in corporate and operations functions at Syntex. Mr. Kurland received his J.D. and M.B.A. degrees from the University of Chicago.

    Daniel J. Levitt, M.D., Ph.D., age 49, has served as Senior Vice President, Clinical and Regulatory Affairs of the Company since November 1996. From February 1995 to October 1996 he served as Vice President of Drug Development and Chief Medical Officer of Geron Corporation, a biotechnology company. From 1990 until January 1995, Dr. Levitt held various positions at Sandoz Pharma Ltd. (now known as Novartis Pharma Ltd.), a pharmaceutical company, most recently as Worldwide Head of Oncology Clinical Research and Development. From 1986 to 1990, Dr. Levitt held various positions with Roche, including Director of Clinical Oncology and Immunology. He received post-graduate training at Yale-New Haven Hospital and the University of Chicago Pritzker School of Medicine. Dr. Levitt holds an M.D. and Ph.D. from the University of Chicago Pritzker School of Medicine.

    Mark D. Young, Ph.D., age 46, has served as the Company's Vice President, Technical Operations since September 1995. From February 1995 through August 1995, Dr. Young served as acting Head of Manufacturing of the Company. From 1989 through January 1995, Dr. Young served in various senior management positions at Synergen Inc. and its successor Amgen, a biotechnology company, including Vice President, Process Development and Executive Vice President, Technical Operations. Dr. Young has over 20 years experience in fermentation and biotechnology-based pharmaceutical process development and manufacturing. Dr. Young received his Ph.D. in Chemical Engineering from the University of Michigan and his M.S. in Chemical Engineering from Columbia University.

    COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth information concerning the compensation of the Named Executive Officers, whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1996, during the fiscal years ended December 31, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                                                         Long Term
                                  Annual Compensation1                  Compensation
                              -----------------------------   ---------------------------------
                                                                           Awards
                                                              ---------------------------------
                                                  Other
                                                  Annual                         Securities
                                       Salary    Compen-        Restricted       Underlying
Name and Principal Positions   Year      ($)     sation($)       Stock ($)      Options (#)
----------------------------   ----    ------    ---------      ----------      ------------

Laurence Jay Korn(2)           1996    356,220      --              --             50,000
Chief Executive Officer        1995    320,300      --              --               --
                               1994    300,000      --              --            150,000

Jon S. Saxe(3)                 1996    339,915      --              --             35,000
President                      1995    307,610    32,270(4)         --            150,000
                               1994      --         --              --               --

Cary L. Queen(5)               1996    256,220      --              --             30,000
Senior Vice President and      1995    240,785      --              --               --
Vice President, Research       1994    225,000      --              --            120,000

Paul I. Nadler(6)              1996    281,575      --              --             50,000
Vice President, Medical and    1995    275,675      --              --               --
Regulatory Affairs             1994    265,760      --              --               --

Douglas O. Ebersole(7)         1996    224,255      --              --               --
Vice President, Corporate      1995    201,905      --              --             70,000
Services and Licensing,        1994    182,500      --              --               --
General Counsel and Secretary

Mark D. Young(8)               1996    218,720      --              --               --
Vice President, Technical      1995    167,640      --              --             70,000
Operations                     1994      --         --              --               --

---------------
(1) Compensation deferred at the election of the executive officer under the Company's 401(k) Plan is included in the year earned. Includes life insurance premiums paid by the Company. No bonuses were paid in 1994, 1995 or 1996 to the named individuals and the bonus column is omitted from the table.

(2) Stock options granted in 1996 and 1994 to Dr. Korn were granted based on his reaching his tenth and eighth anniversary dates of employment with the Company in January 1997 and 1995, respectively.

(3) Stock options were granted in 1994 to Mr. Saxe in connection with his joining the Company as President in January 1995, and in 1996 based on his reaching his second anniversary date of employment with the Company in January 1997.

(4) Amounts received as compensation in connection with Mr. Saxe's relocation to the Company's headquarters.

(5) Stock options granted in 1996 and 1994 to Dr. Queen were granted based on his reaching his tenth and eighth anniversary dates of employment with the Company in January 1997 and 1995, respectively.

(6) Dr. Nadler resigned as an officer and employee of the Company in November 1996. Stock options granted to Dr. Nadler in 1996 did not vest.

(7) Stock options granted in 1995 to Mr. Ebersole were granted based on his reaching his third anniversary date of employment with the Company in July 1995.

(8) Stock options were granted in 1995 to Dr. Young in connection with his joining the Company as Acting Head of Manufacturing in February 1995.

STOCK OPTIONS GRANTED IN FISCAL 1996

    The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended December 31, 1996 to the persons named in the Summary Compensation Table:

                      OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                       Potential Realizable
                                                                         Value at Assumed
                                                                      Annual Rates of Stock
                                                                       Price Appreciation
                        Individual Grants                               for Option Term(4)
--------------------------------------------------------------------  -----------------------
                     Number of     % of Total
                     Securities     Options
                     Underlying    Granted to        Exercise
                      Options     Employees in       or Base
                      Granted     Fiscal Year         Price       Expir.
Name                 (#)(1)(2)        (%)            ($/Sh)(3)     Date       5%($)      10%($)
----                 ----------   ------------       ---------    ------     ------      ------
Laurence Jay Korn      50,000         8.57       26.50           12/14/06    833,285    2,111,709
Jon S. Saxe            35,000         6.00       26.50           12/14/06    583,300    1,478,196
Paul I. Nadler(5)      50,000         8.57       25.50            2/1/06     801,841    2,032,022
Cary L. Queen          30,000         5.14       26.50           12/14/06    499,971    1,267,025
Douglas O. Ebersole      --            --          --               --         --           --
Mark D. Young            --            --          --               --         --           --

---------------
(1) Options granted vest over a four year period at the rate of one-fourth one year after the date specified at the time of grant (typically the hire date or an anniversary of the hire date) and 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company. Only vested shares are exercisable. Options granted to date have had terms of either six or ten years. The Company has never granted any Stock Appreciation Rights and references to this security are omitted.

(2) Under the Option Plan, the Board retains some discretion to modify the terms of outstanding options; see "Change of Control Arrangements, Termination of Employment Arrangements."

(3) All options granted to employees were granted at market value on the date of grant.

(4) Potential gains are based on Exercise or Base Price and net of such price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholder's continued employment through the vesting period. Any amounts reflected in this table may not necessarily be achieved. As an illustration using the December 31, 1996 closing price ($36.50), the effects of 5% and 10% appreciation on a stockholder's investment of one share of stock purchased at $36.50 would yield profits of $28.16 per share at 5% appreciation per year over ten years or $58.17 per share at 10% appreciation per year over the same period. The "potential realizable values" in this table are calculated using the exercise price of the stock options and assuming 5% or 10% appreciation per year from that price over the term of the options granted.

(5) None of Dr. Nadler's shares from this option grant vested prior to his resignation as an officer and employee of the Company in November 1996.

OPTION EXERCISES AND FISCAL 1996 YEAR-END VALUES

    The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended December 31, 1996, and unexercised options held as of December 31, 1996, by the persons named in the Summary Compensation Table:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES(1)

                                             Number of Securities         Value of Unexercised
                                            Underlying Unexercised      In-the-Money Options at
                                            Options at 12/31/96(#)(2)        12/31/96($)(3)
                                           --------------------------  ---------------------------
                      Shares
                      Aquired
                        on        Value
                      Exercise  Realized
Name                     (#)      ($)      Unexercisable  Exercisable  Unexercisable  Exercisable
----                  --------  ---------  -------------  -----------  -------------  ------------
Laurence Jay Korn        --        --         128,125      171,875       2,101,562     3,723,437
Jon S. Saxe              --        --         113,125      101,625       1,863,672     2,236,078
Paul I. Nadler         51,083   674,165          --           --             --           --
Cary L. Queen            --        --          92,500      137,500       1,581,250     2,978,750
Douglas O. Ebersole    13,000   232,375        45,208       59,792         695,078     1,396,172
Mark D. Young            --        --          37,917       32,083         782,031       661,719

(1) The Company has never granted any Stock Appreciation Rights and references to this security are omitted.

(2) See footnote 1 of the "OPTION GRANTS IN THE LAST FISCAL YEAR" table for information concerning the vesting and exercisability provisions of these stock options.

(3) Based on a value of $36.50 which was the closing price of the Company's Common Stock as of December 31, 1996.

COMPENSATION OF DIRECTORS

    As of December 31, 1996, each director who is not an employee of the Company was authorized to receive cash compensation in the amount of $2,500 each fiscal quarter, or such other amount as the Board may approve, and may be reimbursed for expenses incurred in attending each Board and committee meeting.

    As of December 31, 1996, the Company's Outside Directors Stock Option Plan (the "Directors Plan") provided for the initial automatic grant of an option to purchase 25,000 shares of the Company's Common Stock to each director of the Company who is not an employee of the Company ("Outside Directors"). The Directors Plan also provides for a subsequent grant to Outside Directors to purchase 25,000 shares of Common Stock on the date five years from the date of the initial grant; provided, however, that if the director was granted an option under the Option Plan prior to February 14, 1992 (the date of adoption of the Directors Plan), the subsequent grant shall be on the date five years from the date of such grant. Options under the Directors Plan are granted at the fair market value of the Company's Common Stock on the date of grant and vest as to 1/60 of the shares subject to the option per month until such time as the optionee ceases to be a director for any reason. Options granted under the Directors Plan to date had terms of either 6 or 10 years from the date of grant.

CHANGE OF CONTROL ARRANGEMENTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS

    Stock options issued to full-time employees under the Company's Option Plan contain provisions pursuant to which an additional twenty five percent (25%) of the total number of options subject to vesting under any outstanding employee stock option agreement will vest if either (a) in connection with a "transfer of control," an acquiring corporation fails to assume the outstanding option or to substitute a substantially equivalent option for the acquiring corporation's stock, or (b) within one year following a "transfer of control," the option holder is either terminated by the Company or its successor without cause or resigns from employment within a reasonable time following "constructive termination."

    Under the terms of the Directors Plan, in the event of the sale, dissolution, or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving or resulting corporation or in which the stockholders of the Company immediately before such event beneficially own, directly or indirectly, less than 50% of the voting securities of the surviving corporation immediately after such event, and if the surviving corporation does not assume or substitute new options for the outstanding options, the Company's Board may, but is not obligated to, provide that any unexercisable and/or unvested portion of the outstanding options shall be immediately exercisable and vested. Any options which are neither assumed nor substituted for by the acquiring corporation nor exercised as of the date of the transfer of control shall terminate effective as of the date of the transfer of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    George M. Gould served as a member of the Board's Compensation Committee during the entire year ended December 31, 1996. Mr. Gould, a director of the Company, was a member of the management of Hoffmann-La Roche Inc. until May 1996. In 1989, Roche entered into a stock purchase agreement and licensing agreement with the Company for certain potential products. In addition, during 1996 the Company retained the law firm of Crummy, Del Deo, Dolan, Griffinger & Vecchione, a law firm in which Mr. Gould is of counsel, to provide representation on a small patent matter on behalf of the Company.

    Laurence Jay Korn and Cary L. Queen, executive officers and directors of the Company during the entire year ended December 31, 1996, were both also executive officers and directors of Advanced Software of California, Inc. (formerly Advanced Software, Inc.). During 1996, Advanced Software of California, Inc. was a privately held company in which the Board of Directors performed the same function as a compensation committee. Drs. Korn and Queen are the only officers and directors of the Company who served as officers or directors of Advanced Software of California, Inc. during the fiscal year ended December 31, 1996. Neither Dr. Korn nor Dr. Queen served on the Compensation Committee of the Board of Directors of the Company.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") for 1996 was composed of two non-management directors of the Board of Directors (the "Board"). The Committee is responsible for administering the policies governing annual compensation of executive officers, and after considering the performance of the Company's executive officers, granting or recommending the grant of stock options or authorizing the sale of Common Stock to executive officers under the Company's 1991 Stock Option Plan and 1986 Stock Purchase Plan, respectively, and recommending to the Board the salary component of each executive officer's compensation.

COMPENSATION POLICIES

    The goals of the Company's compensation policy are to attract, retain and reward executive officers who contribute to the overall success of the Company by offering compensation which is competitive in the industry, to motivate executives to achieve the Company's business and scientific objectives and to align the interests of officers with the long-term interests of stockholders. The Company currently uses salary and stock options to meet these goals.

COMPENSATION COMPONENTS

    Salaries for executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and taking into consideration salaries for comparable positions among companies in the Company's industry or in industries which employ individuals of similar education and background to the executive officer being recruited, salaries of the other executive officers of the Company, the individual's experience, reputation in his or her industry and expected contributions to the Company. Performance reviews and salary adjustments are generally performed for each executive officer at or around the month in which his or her anniversary date of hire occurs and at such other times as the Committee becomes aware of a significant variance in an executive officer's current compensation from his or her peers in the Company or similar industries. The Company's Human Resources staff provides the Committee with compensation surveys and other data to enable the Committee to review the reasonableness of compensation paid to executive officers of the Company and to compare the Company's compensation package with compensation paid by companies in similar industries. As such, the group of companies used for compensation comparison purposes is not always limited to the biotechnology industry and is not necessarily the same group of companies that comprise the industry group index for comparison of stockholder returns.

    The size of annual salary adjustments for individual executive officers are primarily based on the Committee's determination of the extent to which an executive officer has met or exceeded individual goals, on information concerning compensation of individuals with comparable responsibilities at comparable companies in similar industries and on the compensation of other executive officers of the Company. Individual goals of executive officers are determined in consultation with management and generally relate to strategic goals within the responsibility of the executive officer, such as the identification of new research targets, the achievement of critical milestones in the Company's development of its products and capabilities, the ability to enter into new licensing arrangements using the Company's technology and relationships necessary to commercialize its products or obtain additional product rights. The Chief Executive Officer's goals also include goals relating to the Company's financial performance, measured primarily by the adherence to budgeted expense levels and maintenance of adequate cash reserves.

    The Company's policy is that a significant component of the annual compensation of each executive officer be related to his or her individual performance and the performance of the Company. The Company does not award annual cash bonuses tied to such performance. Rather, the Company believes that the incentive provided by stock ownership and stock options is currently sufficient to motivate executive officers. The Committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interest of employees with stockholders. The Committee generally considered stock option grants to executive officers upon hiring and, until December 31 1996, every third year thereafter. Effective in 1997, in conjunction with the adoption of a new merit-based stock option compensation program for all employees of the Company, the Committee intends to consider stock option grants or recommend grants to executive officers annually beginning two years following the date of hire of an executive officer.

    During 1996, the Committee considered and recommended to the Board additional stock option grants to (a) the Chairperson and Chief Executive Officer, (b) the President and (c) the Senior Vice President and Vice President, Research of the Company, in accordance with the new program to consider option grants annually and based on each of them reaching, respectively, their tenth, second and tenth anniversary dates of employment with the Company. In addition, the Committee considered and granted an initial employee stock option to the Senior Vice President, Clinical and Regulatory Affairs of the Company. The grant to this executive officer was based upon management's negotiations with the executive officer with particular reference to the Company's history of option grants to existing executive officers and compensation relative to other executive officers of the Company as well as such executive officer's position, responsibilities and expected contribution to the Company. All stock options granted by the Committee or recommended for grant by the Board had an exercise price equal to the market price on the date of grant. The Committee believes that these stock options will provide value to the executive officer only when the price of the Company's Common Stock increases over the exercise price.

    The Committee also considered the potential impact of Section 162(m) of the Internal Revenue Code enacted under the federal Revenue Reconciliation Act of 1993. This provision disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, unless the compensation is performance-based. Since the targeted cash compensation of each of the named executive officers is substantially below the $1 million threshold and the Company believes that any options granted under the 1991 Stock Option Plan will meet the requirement of being performance-based, the Committee continues to believe that this provision will not reduce the tax deduction available to the Company.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    The Chief Executive Officer's base salary for 1996 was recommended to the Board of Directors by the Committee based upon the Committee's subjective weighting and consideration of a number of factors, including the degree to which he met his individual goals (which related to the financial performance of the Company, based substantially on the Company's budget for 1996, maintenance of adequate cash reserves, the Company's ability to successfully enter into and maintain collaborative and licensing relationships with pharmaceutical and biotechnology companies, the scientific and clinical success of the Company's research efforts and the successful recruitment and retention of qualified individuals as employees of the Company) as reviewed by the Committee, the relative compensation level of the Chief Executive Officer compared to the compensation levels of the other executive officers of the Company and the compensation paid to other chief executive officers of a selected group of biotechnology companies which the Committee believed to be representative of the industry. The market value of the Company's stock was not considered in the determination of the Chief Executive Officer's base salary. The Chief Executive Officer's base salary was set by the Board of Directors at $355,000 for 1996, an increase from $320,000 in 1995.


                                                   COMPENSATION COMMITTEE


                                                   George M. Gould
                                                   Max Link

                        COMPARISON OF STOCKHOLDER RETURNS

   Comparison of Cumulative Total Return(1) From January 27, 1992(2) through December 31, 1996.(3)



                    [COMPARISON OF STOCKHOLDER RETURNS GRAPH]



---------------------------------------------------------------------------------------
                   1/27/92  3/31/92 6/30/92 9/30/92  12/31/92 3/31/93  6/30/93 9/30/93
                   --------------------------------------------------------------------

Protein Design Labs  $100     $68     $46     $44      $ 79     $ 51    $ 82    $ 94
AMEX-Biotech         $100     $80     $64     $64      $ 75     $ 51    $ 51    $ 49
NASDAQ               $100     $97     $91     $94      $110     $112    $114    $124
---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
                   12/31/93 3/31/94  6/30/94 9/30/94 12/31/94 3/31/95 6/30/95 9/30/95
                   --------------------------------------------------------------------

Protein Design Labs  $162     $147    $122    $130     $105    $134    $138     $133
AMEX-Biotech         $ 51     $ 41    $ 35    $ 40     $ 36    $ 34    $ 40     $ 50
NASDAQ               $126     $121    $115    $125     $123    $134    $154     $172
---------------------------------------------------------------------------------------

---------------------------------------------------------------
                   12/31/95 3/31/96  6/30/96 9/30/96  12/31/96
                   --------------------------------------------
Protein Design Labs  $154     $164    $150     $168     $243
AMEX-Biotech         $ 59     $ 60    $ 62     $ 62     $ 64
NASDAQ               $174     $182    $197     $204     $214
---------------------------------------------------------------

---------------

(1) Annual relative change in the cumulative total return on the Company's Common Stock with the Center for Research in Securities Prices (CRSP) Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the American Stock Exchange Biotechnology Index ("AMEX-Biotech"). AMEX-Biotech is calculated using equal dollar weighting methodology.

    (2) For purposes of this presentation, the Company has assumed that its initial offering price of $15.00 per share would have been the closing sales price on January 27, 1992, the day prior to commencement of trading. The Company's initial public offering commenced on January 28, 1992 and the Company's 1992 fiscal year ended on December 31, 1992.

    (3) Assumes that $100.00 was invested on January 27, 1992, in the Company's Common Stock at the Company's initial offering price of $15.00 per share and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

             SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

    Each director and each executive officer of the Company who is subject to
Section 16 of the Securities Exchange Act of 1934 is required by Section 16(a) of such act to report to the Securities and Exchange Commission by a specified date his or her transactions in the Company's securities. To the best of the Company's knowledge, all reports relating to stock ownership and such other reports required to be filed during 1996 under Section 16(a) by the Company's directors and executive officers were timely filed, with the exception of the Initial Statement of Beneficial Ownership of Securities on Form 3 for Dr. Levitt, which form was filed late.

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

    Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company (i) must be received by the Company at its offices at 2375 Garcia Avenue, Mountain View, California 94043 no later than March 2, 1998, and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

                          TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the only business which the Board intends to present or knows that others will present at the annual meeting is as set forth above. If any other matter or matters are properly brought before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.



                                              By Order of the Board of Directors


                                              Douglas O. Ebersole
                                              Secretary

Dated: June 30, 1997

[PROXY]

                           PROTEIN DESIGN LABS, INC.
                    Proxy for Annual Meeting of Stockholders
                      Solicited by the Board of Directors


     The undersigned hereby appoints Laurence Jay Korn and Douglas O. Ebersole, and each of them, as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Protein Design Labs, Inc. (the "Company") which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held at the Company's offices, located at 2375 Garcia Avenue, Mountain View, California on Thursday, June 19, 1997 at 8 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

     The shares represented hereby shall be voted as specified, and if no specification is made, such shares shall be voted FOR the proposals listed on the reverse side.

     The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote in respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof.


  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.


Please mark your votes as this  [X]

1. ELECTION OF DIRECTORS listed below:          FOR              WITHHELD
                                             (except as          AUTHORITY
   Nominees: Stanley Falkow, Ph.D.          noted below)          for all
             Cary L. Queen, Ph.D.               [  ]               [  ]

INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.

------------------------------------

A VOTE FOR THE FOLLOWING PROPOSAL IS RECOMMENDED BY THE BOARD OF DIRECTORS.
                                              FOR      AGAINST     ABSTAIN
2. To ratify the appointment of               [  ]      [  ]        [  ]
   Ernst & Young LLP as the Company's
   independent auditors for the fiscal
   year ending December 31, 1997.

EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND MAIL THE PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK WILL BE REPRESENTED AT THE MEETING.

The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting, (b) accompanying Proxy Statement and (c) an Annual Report of the Company for the fiscal year ended December 31, 1996, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy, and by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

                 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                     PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature(s) ____________________________________________ DATE _________________

Please sign exactly as names appear above. When shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full titles as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------